CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Putnam Variable Trust of our reports, dated as listed below, relating to the financial statements and financial highlights, which appear in each of the Funds’, as listed below, Annual Reports on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings "Financial highlights" and “Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

Funds	Report Date

Putnam VT Sustainable Leaders Fund	February 8, 2021
Putnam VT Sustainable Future Fund	February 9, 2021

PricewaterhouseCoopers LLP

Boston, Massachusetts

August 24, 2021